Exhibit 4.24

Pledge Agreement

Between

Beijing Zhongxing Tianshi Consulting Company

And

Vimicro International Corporation

12-27-2010

Pledgor (hereinafter referred to as “Party A”): Beijing Zhongxing Tianshi Consulting Company. Registered address: 1608A, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing, 100191, PRC.

Pledgee (hereinafter referred to as “Party B”): Vimicro International Corporation. Registered address: P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

Whereas:

1.	Party A and Party B have reached the consensus that Party A purchases the 100% share Party B holds in Vimicro Technology Corporation (“Vimicro Shenzhen”) and agreed that Party A pays the share transfer price to Party B in installments within 18 months as of the day when Vimicro Shenzhen completes its industrial and commercial alteration registration procedures for the said share transfer and receives the new business license (the “Delivery Date”) till it pays the 100% share transfer price.

2.	In order to ensure that Party A pays the share transfer price to Party B as agreed above, Party A agrees that it will pledge the 100% share of Vimicro Shenzhen to Party B after the delivery date and Party B agrees to accept the pledge guarantee of Party A. Both parties agree to conclude this Pledge Agreement (hereinafter referred to as “this Agreement”) in accordance with the Property Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China, the Share Pledge Registration Methods, as well as related laws and regulations.

The following agreement is entered into between and by both parties through friendly consultations and shall be observed by both parties.

I.	Secured Principle Credit

The secured principle credit refers to the share transfer price Party A shall pay to Party B.

II.	Pledged Share

Pledged share under this Agreement means the 100% share Party A holds in Vimicro Shenzhen after the delivery date (hereinafter referred to as “Pledge Share”).

III.	Cancellation and Realization of Right of Pledge

1.	Both parties agree that when Party A pays the transfer price to Party B in installments as stated above, the corresponding percentage of the Pledge Share to the paid transfer price shall be immediately released till Party A pays the total transfer price (hereinafter referred to as the “Pledge Cancellation Date”). On the second working day after the Pledge Cancellation Date, Party B shall fully coordinate with and aid Party A in handling the pledge cancellation registration, including but not limited to signing and providing necessary documents relating to pledge cancellation registration.

2.	Pledge of the share is created only for the purpose of guaranteeing Party A’s fulfillment of the obligation of the payment of the share transfer price. During the pledge period, Party B shall neither take advantage of this nor make any requirement or suggestion that would affect Party A’s exercise of its rights as a shareholder of Vimicro Shenzhen at any aspect or in any form; except as otherwise agreed in this Agreement, during the pledge period of the said share, Party B does not has the right to charge any bonus produced by the pledge share or participate in distribution of any other profits.

3.	As stipulated in related laws and regulations of the People’s Republic of China, if Party A fails to fulfill the obligation of paying the share transfer price as agreed in this Agreement and Party A and Party B do not come to an understanding or other alternative arrangement for delay of payment of the share transfer price, all rights of the Pledge Share in the pledge period belong to Party B (which include but are not limited to the right to share the bonus). Party B can recover the said unpaid Pledge Share with no consideration after it informs Party A in writing in advance.

IV.	Registration of Right of Pledge

Party A and Party B agree that after this Agreement is properly signed by both parties and when the delivery date is due, they shall go through share pledge registration at the industrial and commercial administration organization where Vimicro Shenzhen was registered.

V.	Dispute Settlement

1.	Conclusion, validity, interpretation and execution of this Agreement are subject to laws of the People’s Republic of China.

2.	Any dispute arising during performance of this Agreement or relating to any provision of this Agreement shall be settled through friendly consultations by both parties. If the dispute remains not resolved by the said means within thirty working days as of one party informing the other party of the existence of the dispute, the party can first notify the other party in writing and then submit the dispute to the China International Economic and Trade Arbitration Commission which will issue arbitration decision according to current arbitration rules. The arbitration locality is Beijing and the language used in arbitration is mandarin Chinese. The arbitral decision is final and binding upon both parties.

3.	During arbitration, both parties shall continue performing their obligations under this Agreement except those obligations and matters involved in the dispute for arbitration.

VI.	Miscellaneous Provisions

1.	This Agreement shall be signed by authorized representatives of both parties and come into force as of the delivery date. Upon promulgation of this Agreement, neither party shall take the liberty to change or terminate this Agreement. Any modification or early termination of this Agreement shall have written consent of both parties.

2.	Any revision of this Agreement made by both parties in the manner stated in this Agreement herein constitutes an integral part of this Agreement.

3.	Issues not covered in this Agreement shall be coped with in accordance with provisions of related laws, regulations and rules, and if there are no such provisions, a written complementary agreement shall be entered into after consultation between both parties.

4.	Both parties shall assume their shares of expenses and taxes involved in performance of this Agreement.

5.	This Agreement is in triplicate. Each party holds one copy and the third copy is to be submitted to the industrial and commercial administration organization for share pledge registration. The three copies are of equal validity.

(This page is intentionally for signature of the “Pledge Agreement”)

Beijing Zhongxing Tianshi Consulting Company (Official Seal)

Authorized representative:

Signature date:

(stamp)

Vimicro International Corporation

Authorized representative:

Signature date:

(stamp)

4